EXHIBIT 10.3

CROWN SENIOR EXECUTIVE RETIREMENT PLAN
Amended and Restated January 1, 2005

-i-

9.2.		Termination of the Plan.	11

ARTICLE X.		MISCELLANEOUS.	11
10.1.		Title to Assets.	11
10.2.		Non-alienation.	12
10.3.		Incapacity.	12
10.4.		No Employment Contract.	12
10.5.		Succession.	12
10.6.		Gender and Number.	12
10.7.		Governing Law.	12

SCHEDULE	A

-ii-

CROWN SENIOR EXECUTIVE RETIREMENT PLAN
As Amended and Restated January 1, 2005

         This is the Crown Senior Executive Retirement Plan (previously known as the Crown Cork & Seal Company, Inc. Senior Executive Retirement Plan), as amended and restated effective January 1, 2005, except as otherwise explicitly provided for herein. The Plan was originally effective November 8, 1991 and has been previously amended and restated effective January 1, 1994, June 30, 1999 and January 1, 2000. The Company maintains the Plan to provide retirement and death benefits to certain of its key management employees and those of its affiliated companies, and to their beneficiaries and surviving spouses. Notwithstanding any provision of this Plan to the contrary, all retirement benefits earned and vested under the Plan as of December 31, 2004, shall be “grandfathered” and shall continue to be administered under the terms of the Plan as they existed on such date.

        The Plan is intended to be unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees in accordance with Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended, and is further intended to conform with the requirements of Code Section 409A and shall be implemented and administered in a manner consistent therewith.

ARTICLE I.   DEFINITIONS.

        The following words and phrases as used herein have the following meanings unless a different meaning is plainly required by the context:

        1.1. “Actuarial Equivalent” means the equivalent actuarial value of a Participant’s Retirement Benefit, as described in Article III, determined based upon (i) the annual rate of interest on 30-year Treasury securities as of any determination date, and (ii) the 1983 Group Annuity Mortality Table for males.

        1.2. “Agreement” means a Senior Executive Retirement Agreement, including amendments thereto, between the Company and a Participant.

        1.3. “Average Annual Compensation” means 12 times the average of the Compensation payable to the Participant by the Employer during the 60 consecutive months in the last 120 consecutive months ending immediately before termination of employment that produces the highest average.

        1.4. “Board of Directors” means the Board of Directors of the Company.

        1.5. “Cause” means:

1.5.1. a Participant’s willful failure to perform such services as may be reasonably delegated or assigned to the Participant by the Board of Directors or any executive of the Company to whom the Participant reports;

1.5.2. the continued failure by the Participant to devote his full-time best effort to the performance of his Company duties (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness);

1.5.3. the breach by the Participant of any restrictive covenant (e.g., noncompetition or nonsolicitation) to which the Participant is subject;

1.5.4. The willful engaging by the Participant in misconduct which is materially injurious to the Company, monetarily or otherwise; or

1.5.5. The Participant’s conviction of, or a plea of nolo contendere to, a felony or a crime involving fraud or moral turpitude;

in any case as approved by the Board of Directors upon the vote of not less than a majority of the Board of Directors members then in office, after reasonable notice to the Participant specifying in writing the basis or bases for the proposed termination for Cause and after the Participant, together with counsel, has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all Board of Directors members and the Participant. For purposes of this Section 1.5, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interests of the Company. Any act or omission to act by the Participant in reliance upon an opinion of counsel to the Company shall not be deemed to be willful.

        1.6. “Change in Control” means:

1.6.1. A “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

1.6.2. During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 1.6.1, Section 1.6.3 or Section 1.6.4 hereof) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

1.6.3. A merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

1.6.4. A complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets.

        1.7. “Code” means the Internal Revenue Code of 1986, as amended.

        1.8. “Commencement Date” means the first day of the month following the later of the Participant’s attainment of age 60 or the Participant’s termination of employment with the Employer.

        1.9. “Committee” means the Compensation Committee of the Board of Directors.

        1.10. “Company” means Crown Holdings, Inc.

        1.11. “Compensation” means (a) base salary, including amounts deferred from salary under any tax-qualified or non-qualified employee pension benefit plan maintained by the Employer, (b) incentive awards, including portions of awards that are deferred for payment at a later date, and (c) salary continuation payments on account of short-term or long-term disability under any disability plan or arrangement of the Employer. Compensation shall not include (i) the compensatory portion of any exercise of a stock option, (ii) the value of any stock appreciation right, restricted stock or other equity grant, or (iii) any amounts previously deferred under (a) or (b) above, and included in the Participant’s pay by the Employer in a subsequent year.

        1.12. “Crown Pension” means the annual amount or amounts payable to the Participant under the basic pension benefit portion of the Pension Plan or the basic pension benefit portion of any other tax-qualified employee defined benefit pension plan maintained by the Employer, as a single life annuity beginning at or after age 65.

        1.13. “Crown Thrift Amount” means the amount or amounts payable to the Participant under any tax-qualified employee defined contribution pension plan maintained by the Employer, and that are attributable to employer matching contributions made to such plan by the Company, any other Employer while it is a member of the Company’s controlled group or any acquired company. Crown Thrift Amount shall not include amounts attributable to the Crown Cork & Seal Company, Inc. Employee Stock Ownership Plan and employer profit sharing contributions. The amount shall first be determined as of the Participant’s date of termination of employment, then converted to an annuity beginning at the Participant’s Normal Retirement Date under the Plan by (a) accumulating the balance to such Normal Retirement Date at the interest rate payable on 30 year Treasury securities at termination of employment, (b) converted to a life annuity using the assumptions set forth in Section 1.1.

        1.14. “Employer” means Crown Holdings, Inc. and any affiliate thereof.

        1.15. “Grandfathered Benefit” means all of a Participan’s retirement benefits earned and vested under the Plan as of December 31, 2004.

        1.16. “Group A Participant” means an eligible employee of the Employer designated as a Group A Participant by the Committee with the consent of the Board of Directors. Each employee so designated shall, as a condition of participation, enter into an Agreement with the Company, setting forth, among other things, the amount of retirement and death benefits to which he is entitled under the Plan. The names of all Group A Participants are set forth on Schedule A attached hereto and made a part hereof.

        1.17. “Group B Participant” means an eligible employee of the Employer who is an executive vice president and designated as a Group B Participant by the Committee, with the consent of the Board of Directors. Each employee so designated shall, as a condition of participation, enter into an Agreement with the Company, setting forth, among other things, the amount of retirement and death benefits to which he is entitled under the Plan. The names of all Group B Participants are set forth on Schedule A attached hereto.

        1.18. “Group C Participant” means an eligible employee of the Employer who is a senior vice president, or employee of a lower rank, and designated as a Group C Participant by the Committee, with the consent of the Board of Directors. Each employee so designated shall, as a condition of participation, enter into an Agreement with the Company, setting forth, among other things, the amount of retirement and death benefits to which he is entitled under the Plan. The names of all Group C Participants are set forth on Schedule A attached hereto.

        1.19. “Normal Retirement Date” means, unless otherwise provided in the Participant’s Agreement, the later of the first day of the month after the Participant attains age 65 or the first day of the month after the completion of five years of participation in the Plan.

        1.20. “Participant” means an employee of the Employer who has been designated by the Committee as eligible for benefits under the Plan.

        1.21. “Pension Plan” means the Crown Cork & Seal Company, Inc. Pension Plan or any successor plan.

        1.22. “Plan” means the Crown Senior Executive Retirement Plan as set forth in this document and the related Agreements, as each may be amended from time to time.

        1.23. “Primary Insurance Amount Offset” means the annual amount payable to the Participant under the old age portion of the Social Security Act beginning at (a) age 65 for any Participant who begins participation before January 1, 2000, or (b) Social Security Normal Retirement Age for any Participant who begins participation after December 31, 1999, in either case without reduction for Medicare premiums. The Primary Insurance Amount Offset shall be determined by considering in the calculation only compensation paid to the Participant by the Employer, and shall be based on the provisions of the Social Security Act in effect at the date of the Participant’s termination of employment.

        1.24. “Retirement Benefit” means the benefit a Participant is entitled to as determined under Section 3.1, appropriately reduced for early retirement under Section 3.2.

        1.25. “Total Disability” means disabled, as such term is defined under Code Section 409A(a)(2)(C).

        1.26. “Trust” means a grantor trust created by a trust agreement between the Company and the Trustee, fixing the rights and liabilities with respect to controlling and managing assets for the purposes of the Plan.

        1.27. “Trustee” means a corporation with fiduciary powers that is appointed by the Board of Directors as trustee or successor trustee and named in a trust agreement or any amendment thereto; provided that, on or after a Change in Control, the appointment or removal of the Trustee or any successor trustee by the Board of Directors shall be effective only if at least two-thirds of the Participants in the Plan at such time give written consent to such action.

        1.28. “Years of Service” means (a) all years (and fractions thereof) of employment of the Participant, whether or not continuous, with the Employer, measured from the later of the Participant’s date of hire or the date his employer becomes an affiliate of the Company, unless otherwise stated in the Participant’s Agreement, (b) all periods during which the Participant receives salary continuation payments on account of short-term disability under any disability plan or arrangement of the Employer, and (c) the period beginning upon the Participant’s Total Disability and ending upon his Commencement Date during which the Participant receives total disability benefits under any plan or arrangement of the Employer. For benefit accrual and vesting purposes, any fractional period of service of 15 days or more shall be deemed to be a calendar month. Notwithstanding the foregoing, in the case of an individual who becomes a Participant after July 31, 1997, unless otherwise provided in the Participant’s Agreement, no service after the Participant reaches his Normal Retirement Date, shall be counted in determining his Retirement Benefit under Section 3.1. The foregoing provision shall not apply to an individual who was a Participant as of July 31, 1997. The Committee may grant credit for service with a previous employer for purposes of determining a Participant’s Years of Service.

ARTICLE II.   PARTICIPATION.

        2.1. Eligibility Requirements. Each employee of the Employer who has been designated by the Committee as a Participant, shall be eligible to participate in the Plan.

        2.2. Participation Date. An employee shall be a Participant effective as of the first day of the month following the later of the month in which he has been designated as a Participant or the month in which his Agreement is effective.

ARTICLE III.   RETIREMENT BENEFITS.

        3.1. Normal Retirement Benefit.

3.1.1. Benefit Formula for Group A Participants, Group B Participants and Certain Group C Participants. The formula for the annual benefit of a Group A or a Group B Participant or an individual who becomes a Group C Participant before November 1, 1998, payable upon his termination of employment at or after his Normal Retirement Date shall be the product of A times B, minus the sum of C, D, E and F, where:

A = Participant’s Years of Service multiplied by 2.25% for the first 20 years of such service and by 1.67% for the next 15 years of such service

B = Participant’s Average Annual Compensation

C = Participant’s Crown Pension

D = Participant’s Crown Thrift Amount

E = Participant’s Primary Insurance Amount Offset

F = Participant’s Grandfathered Benefit.

3.1.2. Benefit Formula for Certain Group C Participants. The formula for the annual benefit of an individual who becomes a Group C Participant after October 31, 1998, payable upon his termination of employment at or after his Normal Retirement Date shall be the product of A times B, minus the sum of C, D and E, where:

A = Participant’s Years of Service multiplied by 2.00% for the first 20 years of such service and by 1.45% for the next 15 years of such service

B = Participant’s Average Annual Compensation

C = Participant’s Crown Pension

D = Participant’s Primary Insurance Amount Offset

E = Participant’s Grandfathered Benefit.

3.1.3. Additional Service Credit - All Participants. The Committee, in its sole discretion, may grant additional benefit credit to a Participant under Section 3.1.1 or Section 3.1.2 for Years of Service in excess of 35 years, at a rate not to exceed 1% for each such additional year.

3.1.4. Amount of Normal Retirement Benefit - All Participants. The normal retirement benefit of a Participant shall be the greater of the amount set forth in his Agreement or the amount determined under Section 3.1.1 or Section 3.1.2, as applicable, and Section 3.1.3, if applicable.

3.1.5. Change in Annual Benefit Formula for Changes in Group Designation. If an individual first designated as a Group C Participant after October 31, 1998 is subsequently designated as a Group A Participant or as a Group B Participant, his entire benefit hereunder shall be calculated under Section 3.1.1.

        3.2. Early Commencement. The benefit of a Participant who receives his Retirement Benefit before his Normal Retirement Date shall be the greater of (a) the amount set forth in his Agreement or (b) the amount determined under Section 3.1, reduced by either the rate applicable under the early retirement reduction formula in the Pension Plan or as otherwise stated in the Participant’s Agreement, for the period by which the beginning date of the payments precedes his Normal Retirement Date.

ARTICLE IV.   VESTING.

        4.1. Vesting - Retirement Benefits. A Participant shall be 100% vested in his retirement benefit under the Plan:

4.1.1. after five years of participation in the Plan, or

4.1.2. in the event of a Change in Control while he is employed by the Employer, or

4.1.3. in the event his employment with the Employer is terminated by reason of his Total Disability.

A Participant who terminates employment due to Cause shall not be entitled to any benefit under the Plan, irrespective of his number of years of participation in the Plan.

        4.2. Vesting - Death and Surviving Spouse Benefits. The beneficiary or surviving spouse of a vested Participant who terminates employment due to death or who has previously terminated employment with a vested right to a retirement benefit under Section 4.1 shall be entitled to death and/or surviving spouse benefits only as provided in Article V. No other death benefits shall be payable under the Plan.

ARTICLE V.   DEATH BENEFITS.

        5.1. Lump Sum Death Benefits The named beneficiary of a Participant who dies after becoming entitled to a vested Retirement Benefit under Article IV shall receive a death benefit equal to five times the Participant’s annual normal Retirement Benefit accrued as of the date of the Participant’s termination of service, as determined under Article III. Such death benefit shall be subject to reduction or offset, if any, as set forth in the Participant’s Agreement and shall be payable as soon as administratively practicable following the Participant’s death. A Participant may designate a beneficiary to receive the death benefit payable under this Section 5.1 in accordance with procedures established by the Committee. In the event a Participant fails to properly designate a beneficiary or if the beneficiary does not survive the Participant, the death benefit shall be payable to the Participant’s estate.

        5.2. Surviving Spouse Benefits. The surviving spouse of a vested Participant who dies prior to his Commencement Date and prior to a Change in Control shall receive a survivor benefit equal to 50% of the Participant’s accrued Retirement Benefit, payable as soon as administratively practicable after the Participant’s Commencement Date. This provision shall not adversely affect any right the surviving spouse may have as a named beneficiary to receive a lump sum death benefit under Section 5.1. above.

ARTICLE VI.   PAYMENT OF RETIREMENT, DEATH AND SURVIVOR BENEFITS.

        6.1. Payment of Retirement Benefits. Except as provided in Section 6.2, the Retirement Benefit due to a Participant pursuant to the Plan shall be paid in a cash lump sum on the Participant’s Commencement Date. This lump sum payment shall equal the Actuarial Equivalent present value of the Retirement Benefit. Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A and the Participant’s Commencement Date was determined by reference to the Participant’s termination of employment, then the lump sum payment of such Participant’s benefit shall be made on the date that is six months and one day after the date of the Participant’s termination of employment; provided, that such delay shall not be applicable if the Participant becomes entitled to a distribution as the result of a Change in Control. In the event such payment is delayed, such lump sum shall be increased by interest at the rate then used to determine an Actuarial Equivalent value hereunder. In the event that the Participant dies during such six-month period, the entire amount of the Participant’s Retirement Benefit, as determined under this Section 6.1 shall be paid to the surviving spouse or the Participant’s estate, if there is no surviving spouse, as soon as administratively practicable following the Participant’s death.

        6.2. Distribution Upon a Change in Control. In the event of a Change of Control, all accrued Retirement Benefits shall be paid to the Participant (or to his surviving spouse if Section 5.2 is applicable) in a cash lump sum as soon as administratively practicable but in no event more than 10 business days after the Change in Control. This lump sum payment shall equal the Actuarial Equivalent present value of the Retirement Benefit.

        6.3. Gross-Up Payments. Any Participant or surviving spouse who receives a lump sum payment under Section 6.2 on account of a Change in Control shall, contemporaneously therewith, also receive an additional payment from the Plan such that the Participant or surviving spouse receives, on a net, after-tax basis, the amount the Participant or surviving spouse would have received if such lump sum payment had not been subject to any federal, state or local tax imposed on the lump sum payment, including, without limitation, any income, wage, payroll, or excise taxes and any interest, penalties or other additions to tax thereon (other than those related to actions taken by the Participant or actions that the Participant fails to take). The determination of the amount of the additional lump sum payment shall be made by one of the four largest national certified public accounting firms as the Participant or the surviving spouse shall select. All fees of such accounting firm shall be paid by the Employer.

        6.4. Payment of Death and Surviving Spouse Benefits.

6.4.1. The death benefit due a beneficiary pursuant to Section 5.1 shall be paid in a cash lump sum.

6.4.2. The survivor benefit due a surviving spouse with respect to a Participant’s Retirement Benefit pursuant to Section 5.2 shall be paid in a cash lump sum. This lump sum payment shall equal the Actuarial Equivalent present value of the Retirement Benefit.

        6.5. Certain Other Payments. If a Participant or surviving spouse is liable for the payment of any tax or interest penalty (the “Basic Tax”) pursuant to Code Section 409A(a)(1)(B), with respect to any payment or benefit received or to be received under this Plan, the Company shall pay the Participant or surviving spouse an amount (the “Special Reimbursement”) which, after payment by the Participant or surviving spouse of any federal, state and local taxes, including, without limitation, any further tax under Code Section 409A(a)(1)(B), attributable to or resulting from the Special Reimbursement, equals the net amount of the Basic Tax. The Special Reimbursement shall be determined by one of the four largest national certified public accounting firms as selected by the Participant or surviving spouse. All fees of such accounting firm shall be paid by the Employer. The Special Reimbursement shall be paid as soon as practicable after it is determined.

        6.6. State and Local Taxes. The Company shall indemnify and hold each Participant (and, if applicable, such Participant’s surviving spouse) harmless from any state and local taxes on any payments made under this Plan.

ARTICLE VII.   CONTRIBUTIONS

        7.1. Contributions. In order to meet its obligation hereunder, the Employer may contribute to a Trust the funds necessary to provide the benefits hereunder or life insurance policies covering the lives of the Participants or the funds necessary for the purchase of such policies.

        7.2. General Assets. Notwithstanding Section 7.1, the Employer’s obligations hereunder shall constitute general, unsecured obligations, payable solely out of its general assets, and no Participant or other person shall have any right to specific assets.

ARTICLE VIII.   ADMINISTRATION.

        8.1. Administration by the Committee. The Plan shall be administered by the Committee; provided, however, that any member of the Committee who is a Participant in the Plan shall be precluded from voting on any matter relating solely to his rights under the Plan. The Committee shall have the authority, responsibility and discretion to interpret and construe the Plan and to decide all questions arising thereunder, including, without limitation, questions of eligibility for participation, eligibility for benefits and the time of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent the Committee shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law.

10-

ARTICLE IX.   AMENDMENT AND TERMINATION.

        9.1. Amendment. The Company reserves the right, by action of its Board of Directors, to amend the Plan at any time, in any manner whatsoever, after delivery of written notification to all Participants and to surviving spouses and beneficiaries then entitled to benefits of its intention and the effective date thereof; provided, however, that no such amendment shall operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder at retirement, or that his surviving spouse or beneficiary would receive in the event of his death, and no amendment shall operate to limit the Employer’s obligations in the event of a Change in Control.

        9.2. Termination of the Plan. Continuance of the Plan is completely voluntary, and is not assumed as a contractual obligation of the Company or other Employer. The Company, and each other Employer, having adopted the Plan, shall have the right, at any time, prospectively to discontinue the Plan as to its eligible employees; provided, however, that such termination shall not operate to reduce the benefit that any Participant who is participating at the time such amendment is adopted would otherwise receive hereunder at retirement, or that his surviving spouse or beneficiary would receive in the event of his death. In the event that the Plan is terminated or otherwise amended to cease future benefit accruals hereunder, for purposes of determining a Participant’s Retirement Benefit, the Participant’s Crown Pension, Crown Thrift Amount and Primary Insurance Amount Offset shall all be determined as of the date of such Plan termination or amendment.

ARTICLE X.   MISCELLANEOUS.

        10.1. Title to Assets. Title to and beneficial ownership of any assets, whether cash or investments, that the Employer may set aside or earmark to meet its obligations hereunder, shall at all times remain in the Employer; provided that legal title to any assets placed in the Trust shall be in the Trustee. No Participant, surviving spouse or beneficiary shall under any circumstances acquire any property interest in any specific assets set aside in trust by the Employer. Any funds that may be invested under the provisions of the Plan shall continue for all purposes to be a part of the general funds of the Employer and no person other than the Employer shall by virtue of the provisions of the Plan have any interest in such funds. To the extent that any person acquires a right to receive payments under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

        10.2. Non-alienation. The right of a Participant or any other person to the payment of any benefit hereunder shall not be assigned, transferred, pledged or encumbered.

        10.3. Incapacity. If the Committee shall find that any person to whom any payment is due under the Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefor shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine. Any such payment shall be a complete discharge, to the extent of the payment, of the liabilities of the Plan, the Employer, the Committee, and the Trustee.

        10.4. No Employment Contract. Nothing contained herein or in any Agreement shall be construed as conferring upon a Participant the right to continue in the employ of the Employer in any capacity.

        10.5. Succession. The Plan and the related Agreements shall be binding upon and inure to the benefit of the Company and the Employer, their successors and assigns, and the Participants and their heirs, executors, administrators and legal representatives.

        10.6. Gender and Number. . For purposes of the Plan, the singular shall include the plural and the masculine shall include the feminine, and vice versa.

        10.7. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

        IN WITNESS WHEREOF, Crown Holdings, Inc. has caused this amendment and restatement of the Plan to be executed effective as of the date first above written.

CROWN HOLDINGS, INC.

By:
Chairman of the Compensation Committee

CROWN SENIOR EXECUTIVE RETIREMENT PLAN

SCHEDULE A

GROUP A PARTICIPANTS

Name	Effective Date of Participation

William J. Avery	November 10, 1991
Michael J. McKenna	November 10, 1991
Mark W. Hartman	November 10, 1991
Ronald R. Thoma	November 10, 1991
Richard L. Krzyzanowski	November 10, 1991
Alan W. Rutherford	April 29, 1993

*  *  *

GROUP B PARTICIPANTS

Name	Effective Date of Participation

John W. Conway	July 28, 1994
William H. Voss	December 12, 1996
William Apted	November 1, 2001
Frank J. Mechura	January 1, 1998
Robert J. Truitt	January 1, 1998

*  *  *

GROUP C PARTICIPANTS

Name	Effective Date of Participation

Clint J. Waring	December 11, 1997
Daniel A. Abramowicz	January 1, 1999
Timothy J. Donahue	October 1, 2000
William T. Gallagher	August 1, 2003
Pat Szmyt	November 1, 2005
Ray McGowan	November 1, 2005

A-1